Exhibit 99.2

SEMTECH CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On March 20, 2012, Semtech Corporation (“Semtech” or the “Company”), through its wholly-owned subsidiary Semtech Canada Inc., completed the acquisition of all outstanding equity interests of Gennum Corporation (“Gennum”) pursuant to a plan of arrangement under the Business Corporations Act (Ontario) dated January 23, 2012 (the “Agreement”).

Upon consummation of the acquisition, which constituted a change in control, Gennum’s stock option awards and restricted shares became fully vested. Semtech acquired 100% of the outstanding shares, vested stock options and restricted shares of Gennum for a total purchase price of $506.5 million. The acquisition was financed with a combination of cash from Semtech’s international cash reserves and $350 million of five-year, floating rate secured term loans.

The acquisition is accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. As such, the Gennum assets acquired and liabilities assumed are recorded at their acquisition-date fair values. Acquisition-related transaction costs are not included as a component of consideration transferred, but are accounted for as an expense in the period in which the costs are incurred. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes. The acquired in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts.

The allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, based on their respective fair values, requires extensive use of accounting estimates and judgments. The more significant assumptions included determining the timing of projected revenues, earnings and costs required to complete the in-process projects, estimating future cash flows, and developing appropriate discount rates. To the extent that preliminary estimates have been used, such estimates are subject to change during the measurement period as such estimates, analysis and valuations are finalized.

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of Semtech and Gennum after giving effect to the acquisition and related financing and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. As Semtech and Gennum have different fiscal year ends, the unaudited pro forma combined condensed balance sheet as of January 29, 2012 combines Semtech’s historical unaudited balance sheet as of January 29, 2012 with Gennum’s historical unaudited balance sheet as of November 30, 2011 as if the acquisition had occurred on January 29, 2012. The unaudited pro forma combined condensed statement of operations for the year ended January 29, 2012 is presented as if the acquisition had occurred on January 31, 2011 and combines the historical results of Semtech for year ended January 29, 2012 and the historical results of Gennum for the year ended November 30, 2011. The historical financial results have been adjusted to give effect to pro forma events that are i) directly attributable to the acquisition, ii) factually supportable, and, in case of the statement of operations, iii) expected to have a continuing impact on the combined results of the companies.

The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of Semtech. Furthermore, no effect has been given in the unaudited pro forma combined condensed statement of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma combined condensed financial statements should be read together with the accompanying notes to the unaudited pro forma combined condensed financial statements, the historical consolidated financial statements of Semtech and accompanying notes included in the Semtech Annual Report on Form 10-K for the year ended January 29, 2012 and the historical consolidated financial statements of Gennum and accompanying notes for the year ended November 30, 2011, included in Exhibit 99.1 to this Current Report on Form 8-K/A. The Gennum financial information included in the unaudited pro forma combined condensed financial statements is prepared in accordance with accounting principles generally accepted in the United States.

Semtech Corporation

Unaudited Pro Forma Combined Condensed Statement of Income

Year Ended January 29, 2012

(In thousands, except per share amounts)

	Historical year ended
	January 29, 2012 Semtech	November 30, 2011 Gennum	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$480,601	$137,164	$(12,859)	(a)	$604,906
Cost of Sales	194,956	38,548	(483)	(b)	233,021

Gross Profit	285,645	98,616	(12,376)		371,885

Operating costs and expenses:
Selling, general, and administrative	100,629	37,300	(316)	(b)	135,991
			307	(d)
			(1,929)	(e)
Product development & engineering	80,577	49,177	(12,859)	(a)	116,288
			(607)	(b)
Intangible amortization and impairments	10,853	3,676	14,456	(c)	28,985
Restructuring charge	—	1,543	—		1,543

Total operating costs and expenses	192,059	91,696	(948)		282,807

Operating income	93,586	6,920	(11,428)		89,078
Interest and other income (expense), net	593	(387)	(16,619)	(f)	(17,054)
			(642)	(g)

Income before income taxes	94,179	6,533	(28,688)		72,024
Provision (benefit) for income taxes	5,092	(2,340)	(9,726)	(h)	(6,974)

NET INCOME	$89,087	$8,873	$(18,963)		$78,997

Earnings per share:
Basic	$1.37				$1.21
Diluted	$1.32				$1.17

Weighted average number of shares used in computing earnings per share:
Basic	65,099				65,099
Diluted	67,350				67,350

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Semtech Corporation

Unaudited Pro Forma Combined Condensed Balance Sheet

As of January 29, 2012

(In thousands)

	Historical as of
	January 29, 2012	November 30, 2011	Pro Forma		Pro Forma
	Semtech	Gennum	Adjustments	Notes	Combined
Assets
Cash and cash equivalents	$227,022	$20,686	$338,038	(i)	$69,199
			(506,547)	(j)
			(10,000)	(k)
Temporary investments	83,121	43	—		83,164
Accounts receivable	49,644	24,425	—		74,069
Inventories	46,995	24,857	38,143	(l)	109,995
Other current assets	20,530	11,752	7,550	(v)	39,832

Total current assets	427,312	81,763	(132,816)		376,259

Property, plant, and equipment	69,713	16,562	9,902	(m)	96,177
Goodwill	129,651	44,384	218,120	(n)	392,155
Other intangibles, net	66,720	24,072	140,728	(m)	231,520
Investments and other assets	32,925	26,275	8,962	(i)	69,941
			1,779	(v)

TOTAL ASSETS	$726,321	$193,056	$246,675		$1,166,052

Liabilities and stockholders’ equity
Current portion of long-term debt	$—	$—	$16,875	(i)	$16,875
Accounts payable and accrued liabilities	59,088	26,188	9,789	(o)	108,664
			5,111	(p)
			1,913	(q)
			4,225	(r)
			2,350	(s)
Other current liabilities	7,894	1,504	(1,128)	(t)	8,270
			10,711	(v)	10,711

Total current liabilities	66,982	27,692	49,845		144,519

Long-term debt	—	—	330,125	(i)	330,125
Deferred tax liabilities	1,000	1,674	42,663	(v)	45,337
Other long-term liabilities	28,151	3,225	(3,225)	(t)	28,151

Stockholders’ equity
Common stock	785	9,455	(9,455)	(u)	785
Treasury stock	(225,822)	(5,990)	5,990	(u)	(225,822)
Additional paid-in capital	358,327	6,849	(6,849)	(u)	358,327
Retained earnings	496,363	114,822	(114,822)	(u)	484,095
			(7,500)	(k)
			(4,768)	(p)
Accumulated other comprehensive income	535	35,329	(35,329)	(u)	535

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$726,321	$193,056	$246,675		$1,166,052

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS

Note 1—Basis of Pro Forma Presentation

On March 20, 2012, Semtech acquired all outstanding equity interests of Gennum, a leading supplier of high speed analog and mixed-signal semiconductors serving the optical communications and video broadcast markets. Under the terms of the acquisition, the Company paid an aggregate of $506.5 million in cash in exchange for all the outstanding shares of Gennum common stock.

Upon consummation of the acquisition, which constituted a change in control, Gennum’s stock option awards and restricted shares became fully vested. Semtech acquired 100% of the outstanding shares, vested stock options and restricted shares of Gennum for a total purchase price of $506.5 million. The acquisition was financed with a combination of cash from Semtech’s international cash reserves and $350 million of five-year, floating rate secured term loans.

Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Gennum based on their estimated fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. For the purposes of the unaudited pro forma combined condensed financial statements, Semtech has made a preliminary allocation of the acquisition consideration as follows (in thousands):

Cash	$20,686
Inventories	63,000
Other current assets	40,927
Property, plant and equipment	26,464
Amortizable intangible assets:
Developed technology	95,100
Customer relationships	28,000
Backlog and other intangible assets	6,600
In-process research and development	35,100
Goodwill	262,504
Other noncurrent assets	28,054
Deferred tax liabilities	(55,048)
Other current and noncurrent liabilities	(44,840)

Total preliminary acquisition consideration	$506,547

Approximately $129.7 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of amortizable intangible assets, except backlog, is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statements of operations. Semtech expects to amortize these intangible assets on a straight-line basis ranging from six to eight years for developed technology, seven years for customer relationships, and one to three years for backlog and other intangible assets. In-process research and development, with an approximate value of $35.1 million, is recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process research and development assets are generally considered amortizable, finite-lived assets.

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that Semtech determines that the value of goodwill has become impaired, Semtech will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

On March 20, 2012, Semtech entered into a credit agreement consisting of senior secured first lien credit facilities in an aggregate principal amount of $350.0 million, consisting of Term A loans in an aggregate principal amount of $100.0 million and Term B loans in an aggregate principal amount of $250.0 million. A portion of the proceeds of the loans was used to finance the acquisition of Gennum and fees, costs and expenses related thereto, and the remainder of the proceeds may be used by Semtech for working capital and general corporate purposes.

Interest on the Term A loans accrues, at Semtech’s option, at a rate per annum equal to the Base Rate (as defined below) plus a margin ranging from 1.50% to 1.75%, depending upon Semtech’s consolidated leverage ratio, or LIBOR for an interest period to be selected by Semtech plus a margin ranging from 2.50% to 2.75%, depending upon Semtech’s consolidated leverage ratio. Interest on the Term B loans accrues, at Semtech’s option, at a rate per annum equal to the Base Rate (subject to a floor of 2.00%) plus a margin of 2.25% or LIBOR for an interest period to be selected by Semtech (subject to a floor of 1.00%) plus a margin of 3.25%. The “Base Rate” is equal to a fluctuating rate equal to the highest of (a) the prime rate, (b)  1/2 of 1% above the federal funds effective rate and (c) one-month LIBOR plus 1%.

The Term A loans have a term of 5 years and are repayable in equal quarterly installments of $5.0 million on the last business day of each quarter beginning July 31, 2012. The Term B loans have a term of 5 years and are repayable in quarterly installments of $0.6 million on the last business day of each quarter beginning July 31, 2012 and $238.1 million on the maturity date.

Note 2—Pro Forma Adjustments

Unaudited Pro Forma Combined Condensed Statement of Income

(a)	To reclassify amounts recognized under Gennum’s intellectual property contracts to conform to Semtech’s presentation as reductions of product development & engineering expense rather than as revenue.

(b)	To reflect $0.1 million of amortization related to favorable leases based on a preliminary fair value of $0.7 million and incremental depreciation based on the preliminary fair values of the property, plant and equipment acquired as follows (in thousands):

	Property, Plant and Equipment	Estimated Useful Lives (yrs)	Pro Forma Depreciation
Property	$3,060	N/A	$—
Leasehold improvements	1,068	5	198
Machinery and equipment	14,517	6	2,422
Furniture and office equipment	4,956	2—5	1,834
Construction in progress	2,163	N/A	—

	$25,764		4,454

Less: historical depreciation			5,919

Pro forma incremental depreciation			$(1,464)

(c)	To reflect the incremental amortization based on the preliminary fair values of the intangible assets acquired as follows (in thousands):

	Intangible Assets	Estimated Useful Lives (yrs)	Pro Forma Amortization
Developed technology	$95,100	6—8	$13,499
Customer relationships	28,000	7	4,000
Backlog	4,700	1	—
Other intangible assets	1,900	3	633
In-process research and development	35,100	N/A	—

	$164,800		18,132

Less: historical amortization			3,676

Pro forma incremental amortization			$14,456

Amortization of backlog of $4.7 million is excluded from the unaudited pro forma condensed consolidated statement of income because it does not have a continuing impact on the combined results.

(d)	To remove the amortization of the deferred gain on sale-leaseback of a building that was eliminated in purchase accounting.

(e)	To eliminate non-recurring acquisition-related costs that have been recorded in Semtech’s historical results.

(f)	To reflect interest expense associated with the term loans described in Note 1 of $16.6 million, which consists of contractual interest expense of $13.6 million, annual administrative fee of $0.1 million, amortization of original issue discount of $0.7 million and amortization of debt issuance costs of $2.2 million. A 1/8th% change in interest rates would change pro forma interest expense by $0.4 million.

The amortization of the combined original issue discount and debt issuance costs to pro forma interest expense over the next five years would be $2.7 million, $2.4 million, $2.2 million, $2.0 million, and $0.2 million.

(g)	To reflect the estimated decrease in interest income due to the use of Semtech’s cash and cash equivalents and temporary investments to pay the cash consideration based on Semtech’s historical average investment yields of approximately 0.4%.

(h)	To reflect the tax effects of adjustments b), c) and d) at an estimated Canadian statutory tax rate of 25.0% and adjustments f) and g) at an estimated U.S. statutory tax rate of 37.0%.

Unaudited Pro Forma Combined Condensed Balance Sheet

(i)	To reflect the proceeds of the term loans described in Note 1 of $350.0 million, less original issue discount of $3.0 million and debt issuance costs of $9.0 million.

(j)	To reflect the acquisition consideration for Gennum of $506.5 million, which consisted of $488.1 million to purchase outstanding shares, including restricted shares that vested upon the acquisition, and $18.4 million to purchase vested stock options.

(k)	Certain employees were entitled to payments upon a change in control and their subsequent termination. These payments will be recognized as compensation expense in Semtech’s financial statements post-acquisition. The impact to retained earnings is comprised of compensation expense of $10.0 million net of tax of $2.5 million.

(l)	To reflect an adjustment of the historical Gennum inventories to estimated fair value. This inventory adjustment will be recognized in cost of sales in the first year following consummation of the transaction.

(m)	To reflect the preliminary estimated property, plant and equipment, favorable leases and identifiable intangible assets. See Note 1 and Note 2(a) and (b) for a more detailed discussion.

(n)	To reflect the preliminary goodwill resulting from the acquisition. See Note 1 for a more detailed discussion.

(o)	To reflect the estimated transaction costs incurred by Gennum in connection with the acquisition.

(p)	To reflect the estimated transaction costs incurred by Semtech subsequent to January 29, 2012 that will be recognized in Semtech’s financial statements post-acquisition in the period they are incurred. The impact to retained earnings is comprised of expense of $5.1 million net of tax of $0.3 million.

(q)	To reflect an adjustment of the liability for the deferred share units outstanding, which were settled in cash post-closing, to its estimated fair value, and to remove the liability for the total return swap under which Gennum previously hedged its exposure to the liability arising from the deferred share units.

(r)	To recognize a liability related to litigation that was ongoing at the acquisition date and settled subsequent to the acquisition date.

(s)	To record the fair value of the liability related to the previously recorded estimated obligation to accept inventory returns from distributors. This adjustment will be recognized in cost of sales and selling, general, and administrative expense in the first year following consummation of the transaction.

(t)	To remove the deferred gain on sale-leaseback of a building of $3.5 million that was eliminated in purchase accounting and reduce historical deferred revenue of $0.8 million to its estimated fair value of $0.5 million.

(u)	To reflect the elimination of the historical equity balances of Gennum.

(v)	To reflect the tax effects of adjustments k), l), m), o, q), r), s) and t) at an estimated Canadian statutory tax rate of 25.0% and the tax-deductible portion of adjustment p) at an estimated Swiss statutory tax rate of 17%.